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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


      ZONAGEN REPORTS INITIAL FINDINGS COMPARING ANDROXAL TO ANDROGEL FROM U.S. PHASE I/II SAFETY AND EFFICACY STUDY IN MEN WITH LOW TESTOSTERONE


THE WOODLANDS, Texas--(BUSINESS WIRE)--July 15, 2004--Zonagen, Inc. (Nasdaq:ZONA)(PCX:ZNG) today released additional results from a randomized clinical trial comparing Androxal(TM) to placebo and to Androgel(R) in hypogonadal men. Androxal(TM) is an orally administered medication that induces increased production of testosterone. The study included both placebo and positive control treatment arms. The positive control in the study was Androgel(R), the leading therapy for the treatment of testosterone deficiency. Androgel(R) consists of a gel that administers exogenous testosterone in a transdermal matrix.

Testosterone replacement therapy in aging males has gained increasing interest as a viable market opportunity. Androgel(R), marketed by Solvay Pharmaceuticals, Inc., is a leading product in this sector. Like the majority of the other significant testosterone therapies, Androgel(R) is a topical agent that is used daily. The testosterone replacement market was a $375 million market in the U.S. in 2003. Waning testosterone has been associated with a host of physical and mental conditions experienced by the aging male, including loss of muscle tone, reduction of libido and deterioration of certain cognitive functions. Unlike the existing therapies, Androxal(TM) is a once a day oral therapy that appears to act centrally thereby causing an increase in hormones that stimulate increased production of testosterone by the testis.

The current study was conducted at the Advanced Biological Research, Inc. (ABR) Clinical Research Center in Hackensack, New Jersey and three additional urological practices. The trial enrolled hypogonadal men with testosterone levels less than 300 ng/dL (normal 298-1034 ng/dL) and 62 eligible subjects were randomized and dosed into 6 different arms, three doses of Androxal(TM), placebo, and both high and low doses of Androgel(R). Half of the men in each of the Androxal(TM) and placebo arms were randomized into cohorts that underwent in-clinic sessions on days 1 and 14 to determine pharmacokinetic parameters for Androxal(TM) as well as cyclical changes in testosterone. The placebo and Androxal(TM) doses were administered in a double blind fashion. Androgel(R) was administered in an open label fashion. Half of the Androgel(R) patients underwent in-clinic sessions similar to the other patients in the study. Following the two week drug exposure patients were followed for an additional seven to ten days to determine the status of their testosterone levels.

There were no side effects noted in either the Androxal(TM) or Androgel(R) arms of the study that were statistically different than the placebo arm. Furthermore, all doses of both drugs produced statistically significant changes in testosterone from baseline testosterone levels. The low, mid and high doses of Androxal(TM) achieved mean increases in total serum testosterone of 169, 247, and 294 ng/dL respectively, while those of Androgel(R) 5G, the lowest approved dose, and Androgel(R) 10G, the highest approved dose, produced changes from baseline that were 212 and 363 ng/dL. These values were statistically indistinguishable from those changes achieved with Androxal(TM).

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After 14 days of Androxal(TM) therapy all doses were associated with a total testosterone diurnal pattern similar to the placebo group, i.e. a morning peak, a mid-day trough and a rise overnight. This pattern may be due to the mode of action of Androxal(TM), which appears to be mediated through effects on the hypothalamic-pituitary axis. The diurnal pattern for men on Androgel(R) was nearly flat. However, Androgel(R) application was associated with spikes in total testosterone levels which often exceeded the normal high level of 1,034 ng/dL.

Additionally, changes in serum dihydrotestosterone (DHT) were measured. The testosterone metabolite DHT is critical for prostate growth and has at least a permissive effect on the development of benign prostatic hyperplasia (BPH) and possibly, prostate cancer. Men on Androxal(TM) experienced a favorable shift in their DHT to total testosterone. For example, men on the 50 mg dose of Androxal(TM) experienced a DHT/TT ratio of 0.83 as compared to the placebo group ratio of 1.07. By contrast the DHT/TT ratio for either of the Androgel(R) groups was greater than 1.5. More simply stated, men on Androgel(R) were gaining DHT faster than total testosterone. Thus, the normal levels of DHT were disrupted relative to testosterone in men on Androgel(R) therapy.

Unexpectedly, men on Androxal(TM) experienced a non-dose dependent reduction in triglycerides that averaged 19.1% after two weeks of therapy. This compared to a 5.9% reduction for the placebo group, no increase for the Androgel(R) 5G group and an increase of 22% for the Androgel(R) 10G group.

Based on initial review of the data from the study we infer a number of potential advantages for Androxal(TM) as a potential therapy for the treatment of male hypogonadism. First, Androxal(TM) appears to raise total testosterone into the normal range in a highly consistent manner without abnormally high spikes in serum testosterone. Secondly, Androxal(TM) appears to improve the DHT/TT ratio, a potentially important consideration from the standpoint of prostate disease. Thirdly, the maintenance of a normal diurnal pattern provides physiological levels of testosterone levels in a more natural fashion. Finally, the tendency to lower triglycerides may be an advantage to many men. Clearly, these findings need to be more fully studied in larger, longer duration trials.

The full results of the study will be presented at two meetings later this year, the International Congress of Endocrinology meeting held in Lisbon during Aug. 31-Sept. 4 and the American Society of Reproductive Medicine held from Oct. 16-20 in Philadelphia.

The Company is planning an end of study meeting with the FDA this summer. Once the outcome of that meeting is evaluated, Zonagen's Board of Directors will determine whether to pursue further development independently or out-license the Androxal(TM) program.

Ronald S. Swerdloff, M.D., Chief, Division of Endocrinology, Department of Medicine, Harbor UCLA Medical Center, commented, "An oral androgen stimulating agent would be of interest to the physician community treating men with hypogonadism. Such an agent would have great potential for men with hypothalamic deficiencies producing low testosterone levels including hypogonadism associated with aging. In addition, there is a strong possibility that enclomiphene could restore fertility in men with GnRH deficiency."

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Androgel(R) is the registered trademark of Unimed Pharmaceuticals, Inc.

ABOUT ZONAGEN

Zonagen is engaged in the development of pharmaceutical products that address diseases and conditions associated with the human reproductive system.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including but not limited to Zonagen's ability to have success in the clinical development of its technologies including Androxal(TM), uncertainty relating to Zonagen's patent portfolio and competing patents, Zonagen's ability to raise additional capital on acceptable terms or at all, Zonagen's ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, and such other risks identified in Zonagen's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission (SEC). These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements.


CONTACT:  Zonagen, Inc., The Woodlands
          Joseph S. Podolski, 281-719-3447

SOURCE:  Zonagen, Inc.